Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Richard Baron	Brett Maas
eResearchTechnology, Inc.	Hayden Communications
215-282-5566	646-536-7331
eResearchTechnology Reports Fourth Quarter Results
Reports Revenue of $19.9 Million and Earnings per Share of $0.04
PHILADELPHIA, Feb. 21, 2007 /PRNewswire-FirstCall/ — eResearchTechnology, Inc. (NASDAQ: ERES — News; “eRT” or “the Company”), a leading provider of technology and services to the pharmaceutical, biotechnology and medical device industries, announced results today for the quarter and year ended December 31, 2006.
The Company reported revenues of $19.9 million for the fourth quarter of 2006, compared to $25.4 million in revenue reported for the fourth quarter of 2005. The Company reported net income for the fourth quarter of 2006 of $2.2 million, or $0.04 per diluted share, based upon 51.4 million shares, versus net income for the fourth quarter of 2005 of $5.3 million, or $0.10 per diluted share, based upon 52.2 million shares. Adjusting for expenses associated with management changes and stock option expense (the Company adopted SFAS No. 123R in 2006) the Company’s net income and earnings per diluted share would have been $2.7 million and $0.05 for the fourth quarter of 2006 (there were no similar costs in the same period of 2005). The Company’s tax rate for the fourth quarter of 2006 was 32.6% compared to 38.3% in the fourth quarter of 2005.
For the year ended December 31, 2006, the Company reported revenues of $86.4 million, compared to revenues for the year ended December 31, 2005 of $86.8 million. The Company reported net income for the year ended December 31, 2006 of $8.3 million, or $0.16 per diluted share based upon 51.5 million shares, compared to net income for the year ended December 31, 2005 of $15.4 million, or $0.29 per diluted share based upon 52.9 million diluted shares. After adjusting for expenses associated with management changes, the settlement of a contract dispute and stock option expense (the Company adopted SFAS No. 123R in 2006), the Company’s net income and earnings per share would have been $12.3 million and $0.24 for the same period in 2006 (there were no similar costs in the same period of 2005). The Company’s tax rate was 37.1% for the year ended December 31, 2006 versus 37.0% for the same period in 2005.
eRT ended the quarter with $57.8 million in cash, cash equivalents and investments, an increase from $53.3 million at the end of the third quarter of 2006. The increase was predominately due to net cash from operations. During the year ended December 31, 2006, the Company purchased 400,000 shares of the Company’s common stock for $5.8 million; the Company did not purchase any shares during the fourth quarter of 2006.
Some of the highlights of the fourth quarter included:

•	eRT signed $27.5 million and $121.1 million in new contracts and work orders for the fourth quarter and for the full year of 2006, respectively;

•	The Company entered into seven new Thorough ECG study agreements valued at approximately $4.4 million in the quarter and 32 new agreements valued at $28.5 million in the full year;

•	The Company reported a backlog of $96.4 million as of December 31, 2006, an increase of $4.3 million from the prior quarter;

•	The Company completed the programming and testing of EXPeRT v 2, our new state-of-the-art cardiac safety system; and

•	The Company will be making efficiency improvements in its Cardiac Safety Operations and General and Administrative cost structure. The effect on the current year will be minimal as severance and other transitional costs will largely offset efficiency savings; the overall effect on next year’s EPS should be approximately $0.05 for the full year in 2008.
“We will look back at 2006 as representing a favorable turning point for the Company; one that has allowed us to create a bridge to the future. We have had strong bookings, we have brought to production our state-of-the-art cardiac system, and we have transitioned to a new management team. We have accomplished all of this while still maintaining strong operating margins with attractive cash flows. The groundwork laid in 2006 combined with the outstanding work of our employees will lead to a successful and more profitable 2007,” commented Dr. Michael McKelvey, President and CEO of eRT.
2007 Guidance
The Company issued guidance for 2007. For the first quarter of 2007, the Company expects to report revenues of between $19.0 and $21.0 million and net income of $0.04 to $0.06 per diluted share. This does not include a charge of $0.01 to $0.02 per diluted share for the efficiency improvement in the first quarter of 2007. For the full year 2007, the Company expects revenue of between $95 million and $103 million and earnings per diluted share of $0.25 to $0.30. The effect of the efficiency improvements should be neutral for the last three quarters of 2007 as severance-related charges should be offset by the savings achieved.
Dr. McKelvey and Richard Baron, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 4:30 p.m. EST on February 21, 2007. Interested participants should call 888-694-4702 when calling within the United States or 973-582-2741 when calling internationally. There will be a playback available until February 28, 2007. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8419936 for the replay. This call is being webcast by ViaVid Broadcasting and can be accessed at eRT’s web site at http://www.eRT.com. The webcast may also be accessed at ViaVid’s website at http://viavid.net/dce.aspx?sid=00003AE5. The webcast can be accessed until March 21, 2007 on either site.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2007 financial guidance, involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
Net revenues:
Licenses	$1,645	$681	$6,063	$3,017
Services	17,528	13,269	59,712	55,309
Site support	6,257	5,975	21,072	28,042

Total net revenues	25,430	19,925	86,847	86,368

Costs of revenues:
Cost of licenses	117	58	436	286
Cost of services	6,163	6,301	24,337	25,431
Cost of site support	4,179	4,329	13,965	18,821

Total costs of revenues	10,459	10,688	38,738	44,538

Gross margin	14,971	9,237	48,109	41,830

Operating expenses:
Selling and marketing	2,469	2,364	9,122	11,051
General and administrative	3,238	2,910	11,458	14,668
Research and development	1,118	818	4,093	4,146

Total operating expenses	6,825	6,092	24,673	29,865

Operating income	8,146	3,145	23,436	11,965
Other income, net	450	183	936	1,250

Income before income taxes	8,596	3,328	24,372	13,215
Income tax provision	3,296	1,084	9,007	4,905

Net income	$5,300	$2,244	$15,365	$8,310

Basic net income per share	$0.11	$0.04	$0.31	$0.17

Diluted net income per share	$0.10	$0.04	$0.29	$0.16

Shares used to calculate basic net income per share	49,541	49,988	50,114	49,474

Shares used to calculate diluted net income per share	52,183	51,364	52,905	51,485

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,	December 31,
	2005	2006
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,432	$15,497
Short-term investments	33,569	41,416
Accounts receivable, net	15,178	17,866
Prepaid income taxes	27	2,819
Prepaid expenses and other	2,501	2,761
Deferred income taxes	841	912

Total current assets	70,548	81,271

Property and equipment, net	28,670	31,129
Goodwill	1,212	1,212
Long-term investments	3,008	928
Deferred income taxes	335	—
Other assets	993	524

Total assets	$104,766	$115,064

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,332	$4,360
Accrued expenses	5,155	3,445
Income taxes payable	1,041	781
Current portion of capital lease obligations	153	40
Deferred revenues	16,072	11,325

Total current liabilities	24,753	19,951

Capital lease obligations, excluding current portion	40	—
Deferred tax liabilities	—	1,491

Total liabilities	24,793	21,442

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 56,871,010 and 58,356,546 shares issued, respectively	569	584
Additional paid-in capital	73,290	83,493
Accumulated other comprehensive income	586	1,510
Retained earnings	61,915	70,225
Treasury stock, 7,847,119 and 8,247,119 shares at cost, respectively	(56,387)	(62,190)

Total stockholders’ equity	79,973	93,622

	$104,766	$115,064

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2005	2006
Operating activities:
Net income	$15,365	$8,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,741	11,253
Cost of sale of equipment	1,018	3,722
Provision for uncollectible accounts	87	111
Non-cash share-based compensation	—	2,975
Stock option income tax benefits	2,107	—
Investment impairment charge	284	226
Changes in operating assets and liabilities:
Accounts receivable	(696)	(2,567)
Prepaid expenses and other	671	132
Accounts payable	(72)	950
Accrued expenses	806	(1,779)
Income taxes	(10)	(2,104)
Deferred revenues	(4,109)	(4,897)

Net cash provided by operating activities	26,192	16,332

Investing activities:
Purchases of property and equipment	(16,145)	(15,181)
Purchases of investments	(38,193)	(46,425)
Proceeds from sales of investments	24,558	40,658

Net cash used in investing activities	(29,780)	(20,948)

Financing activities:
Repayment of capital lease obligations	(233)	(153)
Proceeds from exercise of stock options	1,495	3,851
Excess tax benefit related to stock options	—	3,400
Repurchase of common stock for treasury	(24,832)	(5,803)

Net cash (used in) provided by financing activities	(23,570)	1,295

Effect of exchange rate changes on cash	(216)	386

Net decrease in cash and cash equivalents	(27,374)	(2,935)
Cash and cash equivalents, beginning of period	45,806	18,432

Cash and cash equivalents, end of period	$18,432	$15,497

eResearch Technology, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information
For the Three and Twelve Months Ended December 31, 2005 and 2006
(in thousands)
(unaudited)

	Three Months		Year
	Ended December 31		Ended December 31
	2005	2006	2005	2006
Gross margin:
GAAP gross margin	$14,971	$9,237	$48,109	$41,830
Stock based employee compensation expense	—	182	—	791

Non-GAAP income gross margin	$14,971	$9,419	$48,109	$42,621

Reconciliation of GAAP to Non-GAAP operating income:
GAAP operating income	$8,146	$3,145	$23,436	$11,965

Stock based employee compensation expense	—	527	—	2,841
CEO and CFO transition	—	138	—	2,052
Settlement of contract dispute	—	—	—	646

Subtotal of reconciling items	—	665	—	5,539

Non-GAAP operating income	$8,146	$3,810	$23,436	$17,504

Reconciliation of GAAP to Non-GAAP net income and net income per diluted share:
GAAP net income	$5,300	$2,244	$15,365	$8,310

Stock based employee compensation expense	—	408	—	2,320
CEO and CEO transition	—	80	—	1,238
Settlement of contract dispute	—	—	—	390

Subtotal of reconciling items	—	488	—	3,948

Non-GAAP net income	$5,300	$2,732	$15,365	$12,258

GAAP net income per diluted share	$0.10	$0.04	$0.29	$0.16

Non-GAAP net income per diluted share	$0.10	$0.05	$0.29	$0.24